Exhibit 99.1

G-III APPAREL GROUP, LTD.

G-III APPAREL GROUP, LTD. ANNOUNCES SECOND QUARTER FISCAL 2020 RESULTS

— Net Sales Increase 3.1% for Second Quarter to $644 Million —
— Net Sales for the Wholesale Segment Increase 8.1% for Second Quarter to $588.6 Million —
— Full Year Guidance Revised —

New York, New York – September 5, 2019 -- G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the second quarter of fiscal 2020 ended July 31, 2019.

Net sales for the second quarter ended July 31, 2019 increased 3.1% to $643.9  million from $624.7 million in the same period last year. The Company reported GAAP net income for the second quarter of $11.1 million, or $0.23 per diluted share, compared to $10.1 million, or  $0.20 per diluted share, in the prior year’s comparable period.

Non-GAAP net income per diluted share was $0.23 for the second quarter of this year compared to $0.22 in the same period last year.  Non-GAAP net income per diluted share excludes (i)  non-cash imputed interest expense of $1.3 million in this quarter related to the note issued to seller (the “Seller Note”) as part of the consideration for the acquisition of Donna Karan International compared to $1.2 million in the second quarter last year and (ii) a  $1.4 million gain on lease terminations in the current quarter.  There was no aggregate effect of these exclusions in the second quarter of this year and an effect of $0.02 per diluted share in the same period last year.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “We are pleased to report second quarter results that met our expectations and were fueled by continued outperformance in our wholesale business enabling us to navigate the ever-changing retail landscape. Our well-developed supply chain has enabled us to significantly expand our sourcing base throughout the world; we still see substantial opportunities for continued diversification.  These capabilities, along with long-standing strong vendor relationships, have helped us mitigate some of the tariff headwinds. However, based on the additional tariffs that were just implemented, we feel it is prudent to revise our guidance to a more conservative posture for the remainder of this fiscal year.”

Mr. Goldfarb concluded, “Our formula for success includes having a portfolio of brands that are in demand and deliver high quality, well-designed, competitively priced products that elevate our position as a supplier-of-choice. Through solid execution, we remain poised to drive significant long-term sales and profit growth.”

Outlook

G-III Apparel Group today issued revised guidance for the fiscal year ending January 31, 2020 that  incorporates the expected impact of the additional tariffs implemented effective September 1, 2019 and expected to be implemented later this year.  Prior guidance issued last quarter incorporated the effect of tariffs in effect at that time.

For fiscal 2020, the Company is now forecasting net sales of approximately $3.30 billion and net income between $154 million and $159 million, or between $3.10 and $3.20 per diluted share. This compares to net sales of approximately $3.08 billion and net income of $138.1 million, or $2.75 per diluted share for fiscal 2019.

The Company is anticipating non-GAAP net income for fiscal 2020 between $156 million and $161 million, or between $3.15 and $3.25 per diluted share. Non-GAAP guidance excludes (i)  non-cash imputed interest expense of approximately $5.4 million related to the Seller Note and (ii) a  $2.2 million gain on lease terminations. The aggregate effect of these exclusions is equal to $0.05 per diluted share. This guidance compares to non-GAAP net income of $143.9 million, or $2.86 per diluted share, for fiscal 2019. Non-GAAP results for fiscal 2019 exclude non-cash imputed interest expense of $5.0 million related to the Seller Note and asset impairments primarily related to leasehold improvements and furniture and fixtures at certain of our retail stores of $2.8 million.  The aggregate effect of these exclusions was equal to $0.11 in fiscal 2019.

The Company is projecting full-year adjusted EBITDA for fiscal 2020 between $295 million and $300 million compared to adjusted EBITDA of $269.4 million in fiscal 2019.

For the third fiscal quarter ending October 31,  2019, the Company is forecasting net sales of approximately $1.17  billion and net income between $90.0 million and $95.0 million, or between  $1.85 and  $1.95 per diluted share. This forecast compares to net sales of $1.07 billion and net income of $94.0 million, or $1.86 per diluted share, reported in the third quarter of fiscal 2019. Non-GAAP guidance excludes non-cash imputed interest expense related to the Seller Note of approximately $1.4 million, or $0.02 per share, in the third quarter of fiscal 2020 and $1.2 million, or $0.02 per share, in the third quarter of last year.  On an adjusted basis, excluding non-cash imputed interest, the Company is forecasting non-GAAP net income between $1.87 and $1.97 per diluted share. This compares to non-GAAP net income of $1.88 per diluted share in third quarter of last year.

Non-GAAP Financial Measures

Reconciliations of GAAP net income per share to non-GAAP net income per share and of GAAP net income to adjusted EBITDA are presented in tables accompanying the condensed financial statements included in this release and provide useful information to evaluate the Company’s operational performance. Non-GAAP net income per share and adjusted EBITDA should be evaluated in light of the Company’s financial statements prepared in accordance with GAAP.

About G-III Apparel Group, Ltd.

G-III designs, sources and markets apparel and accessories under owned, licensed and private label brands. G-III’s owned brands include DKNY, Donna Karan, Vilebrequin, G. H. Bass, Eliza J, Jessica Howard, Andrew Marc and Marc New York. G-III has fashion licenses under the Calvin Klein, Tommy Hilfiger, Karl Lagerfeld Paris, Kenneth Cole, Cole Haan, Guess?, Vince Camuto, Levi's and Dockers brands. Through its team sports business, G-III has licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, and over 150 U.S. colleges and universities. G-III also operates retail stores under the DKNY, Wilsons Leather, G. H. Bass, Vilebrequin, Karl Lagerfeld Paris and Calvin Klein Performance names.

Statements concerning G-III's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, risks relating to G-III’s operations of  Donna Karan International Inc., the impact on our business of the imposition of tariffs by the United States government and business and general economic conditions, as well as other risks detailed in G-III's filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(Nasdaq: GIII)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2019	2018	2019	2018
	(Unaudited)

Net sales	$643,892	$624,698	$1,277,444	$1,236,441
Cost of goods sold	412,123	393,154	809,611	770,370
Gross profit	231,769	231,544	467,833	466,071

Selling, general and administrative expenses	196,448	198,860	398,307	400,931
Depreciation and amortization	9,789	9,455	19,262	18,835
Gain on lease terminations	(1,393)	—	(2,222)	—
Operating profit	26,925	23,229	52,486	46,305

Other loss	(751)	(28)	(1,399)	(479)
Interest and financing charges, net	(10,785)	(10,210)	(21,105)	(19,830)
Income before income taxes	15,389	12,991	29,982	25,996

Income tax expense	4,270	2,914	6,820	6,034
Net income	$11,119	$10,077	$23,162	$19,962

Net income per common share:
Basic	$0.23	$0.20	$0.48	$0.41
Diluted	$0.23	$0.20	$0.47	$0.40

Weighted average shares outstanding:
Basic	48,450	49,169	48,619	49,148
Diluted	49,116	50,415	49,436	50,272

Selected Balance Sheet Data (in thousands):	At July 31,
	2019	2018
	(Unaudited)

Cash and cash equivalents	$39,568	$42,306
Working capital	754,992	674,852
Inventories	842,136	678,571
Total assets (1)	2,712,436	2,236,634
Long-term debt	553,801	494,206
Operating lease liabilities (2)	346,929	—
Total stockholders' equity	1,167,820	1,087,217

(1)	Total assets now include operating lease assets of $309.4 million as of July 31, 2019 in accordance with ASC 842.
(2)	These liabilities are now included in accordance with ASC 842.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME PER SHARE TO

NON-GAAP NET INCOME PER SHARE

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2019	2018	2019	2018
	(Unaudited)

GAAP diluted net income per common share	$0.23	$0.20	$0.47	$0.40

Excluded from non-GAAP:
Non-cash imputed interest	0.03	0.02	0.05	0.05
Gain on lease terminations	(0.03)	—	(0.04)	—
Income tax impact of non-GAAP adjustments	—	—	—	(0.01)

Non-GAAP diluted net income per common share, as defined	$0.23	$0.22	$0.48	$0.44

Non-GAAP diluted net income per common share is a “non-GAAP financial measure” that excludes non-cash imputed interest expense and gain on lease terminations.  The income tax impact of non-GAAP adjustments is calculated using the effective tax rates for the respective periods. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding items that are not indicative of our core business operating results. Management uses this non-GAAP financial measure to assess our performance on a comparative basis and believes that it is also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL NET INCOME TO

FORECASTED AND ACTUAL ADJUSTED EBITDA

(In thousands)

	Forecasted Twelve Months Ending	Actual Twelve Months Ended
	January 31, 2020	January 31, 2019
	(Unaudited)

Net income	$154,000 - 159,000	$138,067

Gain on lease terminations	(2,222)	—
Asset impairment charges	—	2,813
Depreciation and amortization	40,000	38,819
Interest and financing charges, net	45,000	43,924
Income tax expense	58,222	45,763

Adjusted EBITDA, as defined	$295,000 - 300,000	$269,386

Adjusted EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, gain on lease terminations,  asset impairment charges primarily related to leasehold improvements and furniture and fixtures at certain of our retail stores and income tax expense. Adjusted EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. Adjusted EBITDA should not be construed as an alternative to net income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with GAAP.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL NET INCOME TO NON-GAAP NET INCOME

(In thousands)

	Forecasted Three	Actual Three	Forecasted Twelve	Actual Twelve
	Months Ending	Months Ended	Months Ended	Months Ended
	October 31, 2019	October 31, 2018	January 31, 2020	January 31, 2019
	(Unaudited)

Net income	$90,000 - 95,000	$94,025	$154,000 - 159,000	$138,067

Excluded from non-GAAP:
Non-cash imputed interest	1,400	1,246	5,400	4,951
Gain on lease terminations	—	—	(2,222)	—
Asset impairment charges	—	—	—	2,813
Income tax impact of non-GAAP adjustments	(400)	(336)	(1,178)	(1,932)

Non-GAAP net income, as defined	$91,000 - 96,000	$94,935	$156,000 - 161,000	$143,899

Non-GAAP net income is a “non-GAAP financial measure” that excludes non-cash imputed interest,  gain on lease terminations and asset impairment charges primarily related to leasehold improvements and furniture and fixtures at certain of our retail stores.  The income tax impact of non-GAAP adjustments is calculated using the effective tax rates for the respective periods. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding items that are not indicative of our core business operating results. Management uses this non-GAAP financial measure to assess our performance on a comparative basis and believes that it is also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL NET INCOME PER SHARE TO

FORECASTED AND ACTUAL NON-GAAP NET INCOME PER SHARE

	Forecasted Three	Actual Three	Forecasted Twelve	Actual Twelve
	Months Ending	Months Ended	Months Ended	Months Ended
	October 31, 2019	October 31, 2018	January 31, 2020	January 31, 2019
	(Unaudited)

GAAP diluted net income per common share	$1.85 - 1.95	$1.86	$3.10 - 3.20	$2.75

Excluded from non-GAAP:
Non-cash imputed interest	0.03	0.03	0.11	0.10
Gain on lease terminations	—	—	(0.04)	—
Asset impairment charges	—	—	—	0.05
Income tax impact of non-GAAP adjustments	(0.01)	(0.01)	(0.02)	(0.04)

Non-GAAP diluted net income per common share, as defined	$1.87 - 1.97	$1.88	$3.15 - 3.25	$2.86

Non-GAAP diluted net income per common share is a “non-GAAP financial measure” that excludes non-cash imputed interest,  gain on lease terminations and asset impairment charges primarily related to leasehold improvements and furniture and fixtures at certain of our retail stores. The income tax impact of non-GAAP adjustments is calculated using the effective tax rates for the respective periods. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding items that are not indicative of our core business operating results. Management uses this non-GAAP financial measure to assess our performance on a comparative basis and believes that it is also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

G-III Apparel Group, Ltd.

Company Contact:

Priya Trivedi

VP of Investor Relations and Treasurer

(646) 473-5157

Investor Relations Contact:

Tom Filandro

ICR, Inc.

(646)  277-1235